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                                  EXHIBIT 21.1

                         Subsidiaries of the Registrant


Waste Connections of Idaho, Inc., a Delaware corporation
Waste Connections of Washington, Inc., a Washington corporation
Waste Connections International, Inc., a Washington corporation
Madera Disposal Systems, Inc., a California corporation